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NEWS RELEASE

FOR IMMEDIATE RELEASE


                   VITAL SIGNS ANNOUNCES NEW SENIOR EXECUTIVE

         TOTOWA, N.J., March 10, 2004 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced that it has appointed William H. (Bill) Craig as its Executive Vice President and Chief Financial Officer.

         Bill Craig has over twenty years of experience in accounting and finance. His career began at what is now Deloitte and Touche, where he was both an auditor and consultant. After a stint in merchant banking, he joined GE Capital, where he was responsible for originating transactions to middle market companies. He left GE to become chief financial officer of a public consumer products company, and moved from there to become Executive Vice President and Chief Financial Officer of a $400mm industrial gas company with Japanese ownership. For the last year he has been providing consulting services in the area of Sarbanes Oxley compliance as well as functioning as an interim CFO.

          "We're thrilled at having Bill join the Vital Signs team" commented Terry Wall, President and CEO. "He has both a big company background and entrepreneurial experience. His broad financial skills and operating knowledge will be helpful additions to Vital Signs".

         Mr. Craig earned an MBA from Texas A&M University and a BA from Wake Forest University. Mr. Craig is also a CPA. He lives in Chatham, New Jersey with his wife and two sons.

         Vital Signs, Inc. and its subsidiaries design, manufacture and market single-use medical products for anesthesia and critical. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

                  All statements in this press release other than historical statements constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, including factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2004.





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NEWS RELEASE

FOR IMMEDIATE RELEASE


FOR FURTHER INFORMATION, CONTACT:      Terence D. Wall, President

                                       (973) 790-1330
                                       http://www.vital-signs.com